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                                  EXHIBIT 15

             LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: Brunswick Technologies, Inc.
    Registration on Form S-8

We are aware that our reports dated October 27, 1997, July 18, 1997 and April 28, 1997 on our reviews of interim financial information of Brunswick Technologies, Inc. as of September 30, 1997, June 30, 1997 and March 31, 1997, filed with the Company's quarterly reports on Form 10-Q, are incorporated by reference in the Company's registration statements on Form S-8. Pursuant to rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


                                                 /s/ Coopers & Lybrand L.L.P.


Portland, Maine
March 11, 1998